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
                                                                      Exhibit 11
                                   MEDITRUST
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (000 omitted except for per share amounts)


                                                         Quarter ended          Six months ended
                                                            June 30,               June 30,
                                                        ---------------         ---------------
                                                        1994       1993         1994       1993
                                                        ----       ----         ----       ----
Primary
- - -------
Weighted average shares                                  34,192  31,144          33,817  30,300
Dilutive effect of:
 Stock options                                              107     115             105     122
 Warrants                                                    34      48              42      75
                                                        ------- -------         ------- -------
Weighted average number of shares and
 equivalent shares outstanding                           34,333  31,307          33,964  30,497
                                                        ======= =======         ======= =======
Net income                                              $19,008 $16,001         $36,713 $30,839
                                                        ======= =======         ======= =======
Net income per share (A)                                   $.55   $0.51           $1.08   $1.01
                                                           ====   =====           =====   =====

(A)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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
Fully Diluted
- - -------------
Weighted average number of shares used
 in primary calculation                                  34,333  31,307          33,964  30,497
Assumed conversion of debentures                          7,673   5,722           7,165   5,305
                                                        ------- -------         ------- -------
Fully diluted weighted average shares
 and equivalent shares outstanding                       42,006  37,029          41,129  35,802
                                                        ======= =======         ======= =======
Net income                                              $19,008 $16,001         $36,713 $30,839
Interest and debt amortization on assumed
   conversion of debentures                               5,056   3,193           9,315   5,882
                                                        ------- -------         ------- -------
Adjusted net income for fully diluted calculation       $24,064 $19,194         $46,028 $36,721
                                                        ======= =======         ======= =======
Net income per share (B)                                   $.57   $.052           $1.12   $1.03
                                                           ====   =====           =====   =====

(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion
    No 15 because it produces anti-dilutive results.
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